SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2001

UNITED BANCSHARES, INC.

(Exact name of Registrant as specified in its Charter)

Ohio	000-29283	34-1516518
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)
100 S. High Street, Columbus Grove, Ohio		45830-1241
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code:		(419) 659-2141

N/A

(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets.

Effective February 28, 2001, Delphos Citizens Bancorp, Inc., a unitary savings and loan holding company organized under the laws of the State of Delaware with its principal office located in Delphos, Ohio, merged with and into United Bancshares, Inc. with United Bancshares being the surviving corporation (the "Merger") pursuant to the terms of an Affiliation Agreement between the parties dated August 25, 2000 (the "Affiliation Agreement"). Shareholders of both Delphos Citizens Bancorp and United Bancshares approved the Merger and the Affiliation Agreement at respective shareholder meetings held on February 7, 2001.

Pursuant to the terms of the Affiliation Agreement, United Bancshares will exchange .8749 of a share of its common stock and $5.41 in cash for each of the 1,584,783 outstanding shares of the common stock of Delphos Citizens Bancorp and certain options to purchase 121,048 shares of Delphos Citizens Bancorp common stock will be converted into and become options to purchase United Bancshares common stock. No fractional shares of United Bancshares common stock will be issued in connection with the transaction and shareholders of Delphos Citizens Bancorp who would otherwise be entitled to receive such fractional shares shall receive cash in lieu thereof based upon a whole share price of $9.93. A maximum of 1,386,526 shares of United Bancshares common stock will be issued as the common stock portion of the Merger consideration while a maximum of 162,930 options to purchase United Bancshares common stock will be issued. Cash in the amount of $8,573,676. will be paid as the cash portion of the Merger consideration, not including any cash issued in lieu of fractional shares, which cannot be determined as of the date of this Current Report. The cash portion of the Merger consideration will be paid using cash on-hand of Delphos Citizens Bancorp prior to the Merger and cash on-hand of United Bancshares.

As a result of the Merger, Citizens Bank of Delphos, a federally-chartered savings bank formerly wholly-owned by Delphos Citizens Bancorp, is now a wholly-owned separate depository subsidiary of United Bancshares and will continue to operate under its current name and charter.

Item 7. Financial Statements of Businesses Acquired.

(a) Financial statements shall be filed by an amendment to this current report on or before May 10, 2001.

(b) Pro forma financial information shall be filed by an amendment to this current report on or before May 10, 2001.

(c) Exhibits

Exhibit No.	Description	Page
99	Affiliation Agreement*

*Previously filed on Form 8-K, August 28, 2000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

United Bancshares, Inc.

Date: March 12, 2001	By: /s/ E. Eugene Lehman
E. Eugene Lehman President/CEO